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                                                                     Exhibit 8.1





January 22, 2003



K&F Industries, Inc.
600 Third Avenue
New York, New York 10016


Re:    Registration Statement on Form S-4
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Ladies and Gentlemen:

We are special tax counsel to K&F Industries, Inc., a Delaware corporation (the "Registrant"). This opinion is issued in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $250,000,000 aggregate principal amount of 9 5/8% Series B Senior Subordinated Notes due 2010 of the Registrant (the "New Notes") offered in exchange for all outstanding 9 5/8% Series A Senior Subordinated Notes due 2010 of the Registrant, originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes").

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code and judicial authority and current administrative rulings and practice interpreting the relevant provisions of the Code and Treasury Regulations, all as of the date of this letter. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modification of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

In rendering our opinion, we have examined such statutes, regulations, records and other documents as we consider to be necessary or appropriate as a basis for our opinion, including the Registration Statement, and have prepared the section of the prospectus included in the Registration Statement entitled "Certain United States Federal Tax Considerations".

Based on the foregoing, it is our opinion that the discussion in the prospectus included in the Registration Statement entitled "Certain United States Federal Tax Considerations" is a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the New Notes and the exchange of the Original Notes for the New Notes.
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K&F Industries, Inc.
January 22, 2003
Page 2

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Willkie Farr & Gallagher